Exhibit 99.4

D-WAVE QUANTUM INC.’S MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

You should read “D-Wave Quantum Inc.’s Management’s Discussion and Analysis of Financial Condition and Results of Operations” together with the condensed financial statements and related notes included elsewhere in D-Wave Quantum Inc.’s most recent Quarterly Report on Form 10-Q filed August 26, 2022 (the “Quarterly Report”). This discussion contains forward-looking statements that involve risks and uncertainties, including those described in the section titled “Cautionary Note Regarding Forward-Looking Statements” of the Quarterly Report. Our actual results and the timing of selected events could differ materially from those discussed below. Factors that could cause or contribute to such differences include, but are not limited to, those applicable to D-Wave and its business set forth under the section titled “Risk factors” in the Quarterly Report.. In this section, unless otherwise specified, the terms “we”, “our”, “us” and “D-Wave” refer to D-Wave Quantum Inc. and its consolidated subsidiaries, and all other capitalized terms have the meanings ascribed thereto elsewhere in the Quarterly Report. All dollar amounts are expressed in thousands of United States dollars (“$”), unless otherwise indicated.

Overview

D-Wave was incorporated on January 24, 2022, as a corporation organized and existing under General Corporation Law of the State of the Delaware (the “DGCL”), with a registered office at 215 Little Falls Drive, Wilmington, New Castle County, Delaware 19808, and formed for the purpose of effecting the business combination between DPCM and D-Wave (the “Transaction”) pursuant to the Transaction Agreement (as defined below). On August 5, 2022, we consummated our Transaction with DPCM and D-Wave Systems. D-Wave’s principal offices are located at 3033 Beta Avenue, Burnaby, British Columbia, V5G 4M9, Canada.

As the Practical Quantum Computing Company, our mission is to unlock the power of quantum computing today to benefit business and society. We define “practical” as being focused on delivering quantum offerings and access, built to provide customer value for commercial use. We define “commercial” as customer use primarily focused on revenue-generating or cost-saving use cases. Our commercial-first approach brings quantum products to market that serve the needs of enterprise customers by solving their most complex and computationally intensive problems. We deliver this in real-time via our cloud services. Today, customers can access our annealing quantum computer and quantum hybrid solvers via our Quantum Computing as a Service (“QCaaS”). We are also developing a gate-model system with cross platform tools to help address a broader range of customer problem sets over the longer term.

Results of Operations and Known Trends or Future Events

Through June 30, 2022, we had neither engaged in any significant business operations nor generated any revenues. All activities through that date relate to our formation and consummation of the Transaction. Prior to the closing of the Transaction, we did not generate any revenue or incur any material expenses.

Liquidity and Capital Resources

On August 5, 2022, in accordance with the definitive agreement entered into on February 7, 2022 (the “Transaction Agreement”) Transaction Agreement, we acquired 100% of the outstanding equity interests of D-Wave Systems Inc., a British Columbia corporation (“D-Wave Systems”) and DPCM Capital, Inc., a Delaware corporation. In connection with the close of the Transaction, we received, among other things, DPCM’s cash on hand and the PIPE Financing, which totaled $37.6 million, net of related transaction costs. See section titled “D-Wave Systems Inc.’s Management’s Discussion and Analysis of Financial Condition and Results of Operations—Liquidity and Capital Resources” and Note 12 to D-Wave’s condensed consolidated balance sheet included elsewhere in the Quarterly Report for more information.

In conjunction with the Transaction, D-Wave Systems and D-Wave entered into a Purchase Agreement with (the “Purchase Agreement”) with Lincoln Park Capital Fund, LLC (“Lincoln Park”) on June 16, 2022 which provides D-Wave the sole right, but not the obligation, to direct Lincoln Park to buy specified dollar amounts up to $150.0 million of D-Wave’s par value $0.0001 per share common stock through the Purchase Agreement. The Purchase Agreement will provide D-Wave Systems and D-Wave with additional liquidity to fund the business, subject to the conditions set forth in the agreement.

Critical Accounting Policies

We prepare our consolidated financial statements in accordance with U.S. GAAP. The preparation of these consolidated financial statements requires that we make estimates, assumptions and judgments that can significantly impact the amounts it reports as assets, liabilities, revenue, costs and expenses and the related disclosures. We base our estimates on historical experience and other assumptions that we believe are reasonable under the circumstances. Our actual results could differ significantly from these estimates under different assumptions and conditions.

Our significant accounting policies are described in more detail in Note 3 of the D-Wave Systems Inc. condensed consolidated balance sheet included elsewhere in the Quarterly Report. We believe that the accounting policies discussed in Note 3 are critical to understanding its historical and future performance as these policies involved a greater degree of judgment and complexity.

Recent Accounting Pronouncements

Management does not believe that any recently issued, but not yet effective, accounting pronouncements, if currently adopted, would have a material effect on our financial statements.

Emerging Growth Company Status

In April 2012, the Jumpstart Our Business Startups Act of 2012, or the JOBS Act, was enacted. Section 107 of the JOBS Act provides that an “emerging growth company” may take advantage of the extended transition period provided in Section 7(a)(2)(B) of the Securities Act of 1933, as amended, for complying with new or revised accounting standards. Therefore, an emerging growth company can delay the adoption of certain accounting standards until those standards would otherwise apply to private companies. We have irrevocably elected to avail ourselves of this extended transition period and, as a result, we will not adopt new or revised accounting standards on the relevant dates on which adoption of such standards is required for other public companies. In addition, as an emerging growth company, we may take advantage of certain reduced disclosure and other requirements that are otherwise applicable generally to public companies. D-Wave will take advantage of these exemptions until such earlier time that it is no longer an emerging growth company. D-Wave would cease to be an emerging growth company on the date that is the earliest of (i) the last day of the fiscal year following the fifth anniversary of the date of the first sale of common equity securities pursuant to an effective registration statement; (ii) the last day of the fiscal year in which its total annual gross revenue is equal to or more than $1.07 billion; (iii) the date on which it has issued more than $1.0 billion in nonconvertible debt during the previous three years; or (iv) the date on which it is deemed to be a large accelerated filer under the rules of the United States Securities and Exchange Commission.

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